Item 77.H - Change in Control of Registrant


Obtaining Control of Credit Suisse Commodity
Access Strategy Fund A

As of April 30, 2017, Charles Schwab owned
65,076 shares of the Fund, which represented
58.70% of the Fund.   As of October 31, 2017
Charles Schwab, owned 27,086 shares of the Fund, which represented 31.65% of the Fund.
Accordingly, Shareholder continues to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Commodity
Access Strategy Fund C

As of April 30, 2017 Pershing LLC owned 36,558
shares of the Fund which represented 73.65% of the
Fund.  As of October 31, 2017, Pershing LLC
owned 36,170 shares of the Fund which represented
77.09% of the Fund.   Accordingly, Shareholder
continues to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Commodity
Access Strategy Fund I

As of April 30, 2017 Merchant Holdings
("Shareholder") owned 5,685,898 shares of the
Fund which represented 97.40% of the Fund.  As of
October 31, 2017, Merchant Holdings
("Shareholder") owned 5,865,898 shares of the
Fund, which represented 97.43% of the outstanding
shares.   Accordingly, Shareholder continues to be a
controlling person of the Fund.